Exhibit 10.26

January 29, 2011

Mr. Shelby Bonnie

[Address]

Dear Shelby:

On behalf of the Board of Directors of RPX Corporation, I am pleased to offer you a position as a member of the Board. As we have discussed, we all feel that our Company has an exciting future. Your role as a Director will be an important part of building a great company, and one that we believe will be well positioned for public ownership in the near future. It is also our expectation that you will become a member of the Audit and Compensation Committees of the Board.

The compensation for you as a Director will be as follows:

1.	Stock Options: You are eligible for an initial grant of 60,000 stock options granted under our 2008 Stock Plan that will vest monthly over 36 months of service. The exercise price per share for the initial grant will be determined by the Board when the option is granted. In addition, you will receive subsequent annual grants of 7,500 stock options that will vest monthly over 12 months. We expect that the first annual grant will occur after your first year on the Board at the Board meeting that follows the annual shareholder meeting in 2012. All of your stock options will become vested upon the consummation of a change of control transaction involving the Company.

2.	Meeting Fees: There are no per meeting fees or additional fees for service on a Committee. We will reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or Committees of the Board, in accordance with the Company’s reimbursement policies applicable to non-employee directors, as in effect from time to time.

3.	Election Date: We expect that your election will be confirmed by the Board at its next meeting, which is expected to be before the end of February.

4.	Directors and Officers Insurance: We intend to purchase directors and officers insurance coverage to protect our directors and officers,

but final coverage details are in process and to be determined. You will also be provided with an Indemnification Agreement by the Company.

As you know, we have filed a registration statement for an Initial Public Offering, and we would like to include you as a new Director in that document. To confirm your agreement to become a Director and to serve on the Audit and Compensation Committees, please sign below and complete the enclosed D&O and FINRA questionnaires. If you have any questions, please do not hesitate to call me.

Very truly yours,

/s/ John A. Amster

John A. Amster
Chief Executive Officer
RPX Corporation

Accepted and agreed:

/s/ Shelby Bonnie

Enclosures